Exhibit (h)(2)(ii)

Amendment No. 1

Dated May 31, 2021

to the

Master Services Agreement

between

American Pension Investors Trust

(d/b/a Yorktown Funds)

and

Ultimus Fund Solutions, LLC

Dated January 1, 2021

Schedule A of the Master Services Agreement is hereby deleted and replaced as follows:

Fund Portfolio(s)

Yorktown Growth Fund

Yorktown Capital Appreciation Fund

Yorktown Short Term Bond Fund

Yorktown Multi-Sector Bond Fund

Yorktown Master Allocation Fund

Yorktown Small-Cap Fund

Yorktown Treasury Advanced Total Return Fund

The parties duly executed this amendment to Schedule A as of May 31, 2021.

	American Pension Investors Trust (d/b/a Yorktown Funds) On behalf of all Funds listed on Schedule A		Ultimus Fund Solutions, LLC
By:	/s/ David D. Basten	By:	/s/ David James
Name:	David D. Basten	Name:	David James
Title:	President	Title:	Executive Vice President, and Chief Legal & Risk Officer